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                        STERLING CHEMICALS HOLDINGS, INC.
                                  EXHIBIT 11.1
                         EARNINGS PER SHARE COMPUTATION
                  (Amounts in thousands, except per share data)


                                                            THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                  JUNE 30,                  JUNE 30,
                                                           ---------------------     ---------------------
                                                             2001         2000         2001         2000
                                                           ---------   ---------     ---------   ---------
     BASIC EARNINGS PER SHARE

Weighted average number of shares of common stock
   outstanding                                                12,779       12,690       12,779       12,651

Net income (loss)                                          $ (99,828)   $     575    $(182,985)   $  (6,486)
Less: preferred dividend requirements and
   accretion                                                    (838)        (751)      (2,460)      (2,208)
Plus:  depreciation (appreciation of value of
 Released Shares                                                  --         (431)          --         (431)
                                                           ---------    ---------    ---------    ---------

Net income (loss) used in basic loss per share             $(100,666)   $    (607)   $(185,445)   $  (9,125)
                                                           =========    =========    =========    =========

     BASIC INCOME (LOSS) PER SHARE                         $   (7.88)   $   (0.05)   $  (14.51)   $   (0.72)
                                                           =========    =========    =========    =========


     DILUTED EARNINGS PER SHARE

Weighted average number of shares of common
   stock outstanding                                          12,779       12,690       12,779       12,651

Effect of dilutive warrants                                       --           --           --           --
                                                           ---------    ---------    ---------    ---------
Total weighted average number of shares outstanding used
   in diluted income (loss) per share computation             12,779       12,690       12,779       12,651
                                                           ---------    ---------    ---------    ---------

Net income (loss)                                          $ (99,828)   $     575    $(182,985)   $  (6,486)
Less: preferred dividend requirements and
   accretion                                                    (838)        (751)      (2,460)      (2,208)
Plus:  depreciation (appreciation of value of
 Released Shares                                                  --         (431)          --         (431)
                                                           ---------    ---------    ---------    ---------

Net income (loss) used in diluted earning per share        $(100,666)   $    (607)   $(185,445)   $  (9,125)
                                                           =========    =========    =========    =========

         DILUTED INCOME (LOSS) PER SHARE                   $   (7.88)   $   (0.05)   $  (14.51)   $   (0.72)
                                                           =========    =========    =========    =========
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